As filed with the Securities and Exchange Commission on October 20, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Valero L.P.

(Exact name of registrant as specified in its charter)

Delaware	74-2956831
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Valero Way San Antonio, Texas	78249
(Address of Principal Executive Offices)	(Zip Code)

Valero GP, LLC Second Amended and Restated 2000

Long-Term Incentive Plan

(Full title of the plan)

Bradley C. Barron

Vice President, General Counsel and Corporate Secretary

Valero GP, LLC

One Valero Way

San Antonio, Texas 78249

(Name and address of agent for service)

(210) 345-2000

(Telephone number, including area code, of agent for service)

Copies to:

Gislar Donnenberg

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common units representing limited partner interests	1,250,000	$50.775	$63,468,750	$6,792

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, there is also being registered such additional number of common units that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding common units.

(2)          Represents the additional common units reserved for issuance under the Valero GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan.

(3)             The registration fee for such common units was calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the common units as reported on the New York Stock Exchange Composite Tape on October 17, 2006.

EXPLANATORY NOTE

This registration statement registers an additional 1,250,000 common units representing limited partner interests (the “Common Units”) in Valero L.P. (the “Partnership”) issuable under the Valero GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”).  This registration of 1,250,000 Common Units will increase the number of Common Units registered for issuance under the Plan to 1,500,000.  As permitted by General Instruction E to the Form S-8, this registration statement incorporates by reference the registration statement on Form S-8, File No. 333-81806, which was filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on January 31, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Partnership shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act.  Upon request, the Partnership shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Partnership incorporates by reference in this registration statement the following documents and information previously filed with the Commission:

(1)          The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Commission on March 14, 2006;

(2)          The Partnership’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2006 filed with the Commission on May 10, 2006 and for the fiscal quarter ended June 30, 2006 filed with the Commission on August 8, 2006;

(3)          The Partnership’s Current Reports on Form 8-K filed with the Commission on January 4, January 27, February 1, March 30, 2006, April 5, 2006, April 20, 2006, June 8, 2006, July 24, 2006, July 25, 2006, September 5, 2006, September 22, 2006 and October 3, 2006; and

(4)          The description of the Partnership’s Common Units contained in the Partnership’s Registration Statement on Form 8-A filed with the Commission on March 30, 2001.

All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.  The partnership agreement of Valero L.P. provides that the Partnership, will, to the fullest extent permitted by law, indemnify and advance expenses to its general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of its general partner or any Departing Partner, any person who is or was an officer, director, employee, partner, agent or trustee of such general partner or any Departing Partner or any affiliate of such general partner or any Departing Partner, or any person who is or was serving at the request of such general partner or any affiliate of their general partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, employee, partner, agent or trustee of another person (“Indemnitees”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as general partner, Departing Partner or an affiliate of either, an officer, director, employee, partner, agent or trustee of the general partner, any Departing Partner or affiliate of either or a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the Partnership.

Valero L.P. is authorized to purchase (or to reimburse its general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the paragraph above in connection with their activities, whether or not they would have the power to indemnify such person against such liabilities under the provisions described in the paragraph above. The Partnership’s general partner has purchased insurance, the cost of which is reimbursed by the Partnership, covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever.  The limited liability company agreement of Valero GP, LLC, the general partner of Riverwalk Logistics, L.P., the general partner of Valero L.P., provides that Valero GP, LLC will, to the fullest extent permitted or required by the Delaware Limited Liability Company Act, indemnify and advance expenses to any person who is or was a director or an officer of Valero GP, LLC or is or was serving at the request of Valero GP, LLC as a director, officer, employee, or agent of another person (each a “Valero GP Indemnitee” against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Valero GP Indemnitee in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, in which any Valero GP Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the person’s status as a director, officer, employee or agent, provided that, except with respect to proceedings to enforce rights of indemnification, Valero GP, LLC will indemnify a Valero GP Indemnitee in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors of Valero GP, LLC.

Valero GP, LLC is authorized to purchase insurance against liabilities asserted against and expenses incurred by the persons described in the paragraph above in connection with their activities, whether or not it would have the power to indemnify such person against such liabilities under the provisions described in the paragraph above.  The Partnership has purchased insurance covering Valero GP, LLC’s officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of Valero GP, LLC or any of its direct or indirect subsidiaries.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit
                Number                  Description

…4.1                                                                         Third Amended and Restated Agreement of Limited Partnership of Valero L.P. (incorporated by reference to Exhibit 3.1 to Valero L.P.’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003).

…4.2                                                                         First Amendment to Third Amended and Restated Agreement of Limited Partnership of Valero L.P. (incorporated by reference to Exhibit 4.3 to Valero L.P.’s Annual Report on Form 10-K for the year ended December 31, 2003).

…4.3                                                                         Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Valero L.P., dated as of July 1, 2005 (incorporated by reference to Exhibit 4.01 to Valero L.P.’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005).

…4.4                                                                         First Amended and Restated Limited Liability Company Agreement of Shamrock Logistics GP, LLC (incorporated by reference to Exhibit 3.10 to Valero L.P.’s registration statement on Form S-1 (File No. 333-43668).

…4.5                                                                         First Amendment to First Amended and Restated Limited Liability Company Agreement of Valero GP, LLC (incorporated by reference to Exhibit 3.15 to Valero L.P.’s Annual Report on Form 10-K for the year ended December 31, 2001).

…4.6                                                                         Valero GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.01 to Valero L.P.’s current report on Form 8-K filed with the Commission September 22, 2006).

  *5.1                                                                    Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1                                                                    Consent of KPMG LLP.

*23.2                                                                    Consent of Ernst & Young LLP.

*23.3                                                                    Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1                                                                    Power of Attorney (set forth on the signature page of this registration statement).

…Incorporated by reference.

*Filed herewith.

Item 9.    Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on October 20, 2006.

VALERO L.P.

By:	Riverwalk Logistics, L.P.
its general partner

By:	Valero GP, LLC
its general partner

By:	/s/ Bradley C. Barron
Name:	Bradley C. Barron
Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

The undersigned directors and officers of Valero L.P. hereby constitute and appoint Steven A. Blank and Bradley C. Barron each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William E. Greehey	Chairman of the Board	October 20, 2006
William E. Greehey

/s/ Curtis V. Anastasio	President and Chief Executive Officer and Director	October 20, 2006
Curtis V. Anastasio	(Principal Executive Officer)

/s/ Steven A. Blank	Senior Vice President and Chief Financial Officer	October 20, 2006
Steven A. Blank	(Principal Financial Officer)

/s/ Thomas R. Shoaf	Vice President and Controller	October 20, 2006
Thomas R. Shoaf	(Principal Accounting Officer)

/s/ J. Dan Bates	Director	October 20, 2006
J. Dan Bates

Signature	Title	Date

/s/ Dan J. Hill	Director	October 20, 2006
Dan J. Hill

/s/ Stan L. McLelland	Director	October 20, 2006
Stan L. McLelland

/s/ Rodman D. Patton
Rodman D. Patton	Director	October 20, 2006

Each person above holds his respective position at Valero GP, LLC (the general partner of Riverwalk Logistics, L.P., the general partner of Valero L.P.).

EXHIBIT INDEX

Exhibit
                Number                  Description

…4.1                                                                         Third Amended and Restated Agreement of Limited Partnership of Valero L.P. (incorporated by reference to Exhibit 3.1 to Valero L.P.’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed with the Commission May 9, 2003).

…4.2                                                                         First Amendment to Third Amended and Restated Agreement of Limited Partnership of Valero L.P. (incorporated by reference to Exhibit 4.3 to Valero L.P.’s Annual Report on Form 10-K for the year ended December 31, 2003).

…4.3                                                                         Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Valero L.P., dated as of July 1, 2005 (incorporated by reference to Exhibit 4.01 to Valero L.P.’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2005).

…4.4                                                                         First Amended and Restated Limited Liability Company Agreement of Shamrock Logistics GP, LLC (incorporated by reference to Exhibit 3.10 to Valero L.P.’s registration statement on Form S-1 (File No. 333-43668).

…4.5                                                                         First Amendment to First Amended and Restated Limited Liability Company Agreement of Valero GP, LLC (incorporated by reference to Exhibit 3.15 to Valero L.P.’s Annual Report on Form 10-K for the year ended December 31, 2001).

…4.6                                                                         Valero GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.01 to Valero L.P.’s current report on Form 8-K filed with the Commission September 22, 2006).

  *5.1                                                                    Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1                                                                    Consent of KPMG LLP.

*23.2                                                                    Consent of Ernst & Young LLP.

*23.3                                                                    Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1                                                                    Power of Attorney (set forth on the signature page of this registration statement).

…                   Incorporated by reference.

*                    Filed herewith.